Exhibit 4.3

FIRST AMENDMENT TO

SENIOR SECURED NOTES

This FIRST AMENDMENT TO SENIOR SECURED NOTES (the “Amendment”), dated as of December 28, 2017, is made by and between Ener-Core, Inc., a Delaware corporation, with headquarters located at 8965 Research Drive, Suite 100, Irvine, California 92618 (the “Company”), and the investor listed on the signature page attached hereto (the “Holder”), and amends those certain Senior Secured Notes, dated as of September 19, 2017, November 1, 2017 and December 20, 2017 (the “2017 Notes”), as issued by the Company pursuant to that certain Securities Purchase Agreement, dated September 19, 2017, by and among the Company, the “Buyers” identified therein and the Collateral Agent identified therein (as the same may be amended, restated, joined or otherwise modified from time to time, the “September 2017 SPA”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the 2017 Notes.

RECITALS

A.       Pursuant to Section 15 of the 2017 Notes, the written consent of Empery Asset Master, Ltd. (“Empery”) so long as Empery or any of its Affiliates holds any 2017 Notes (the “Required Holders”), in its capacity as Lead Investor, and Empery Tax Efficient, LP, in its capacity as Collateral Agent, shall be required for any change or amendment or waiver of any provision of the 2017 Notes, provided that any such amendment or waiver does not disproportionately, materially and adversely affect the rights and obligations of any Holder relative to the comparable rights and obligations of the other Holders;

B.       Any amendment effected in accordance with Section 15 of the 2017 Notes is binding upon all holders of 2017 Notes; and

C.       The parties hereto wish to amend the 2017 Notes as set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing mutual premises and the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, and legal adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

NOTES

1.       Optional Redemption at the Holder’s Election. The first sentence of Section 7 of the 2017 Notes is hereby amended and restated as follows:

“At any time from and after July 1, 2018 and provided that the Company shall not have received either (i) initial deposits for at least eight 2 megawatt (MW) Power Oxidizer units or (ii) firm purchase orders totaling not less than $3,500,000 and initial payment collections of at least $1,600,000, in each case during the period commencing on the Issuance Date and ending on June 30, 2018 (inclusive), the Holder shall have the right, in its sole and absolute discretion, at any time or times, to require that the Company redeem (a “Holder Optional Redemption”) all or any portion of the Conversion Amount of this Note then outstanding by delivering written notice thereof (a “Holder Optional Redemption Notice” and the date the Holder delivers such notice, the “Holder Optional Redemption Notice Date”) to the Company, which notice shall state (i) the portion of this Note that is being redeemed and (ii) the date on which the Holder Optional Redemption shall occur, which date shall be not less than three (3) Business Days from the Holder Optional Redemption Notice Date (the “Holder Optional Redemption Date”).

article II
MISCELLANEOUS

1.       Effect of this Amendment. This Amendment shall form a part of each 2017 Note for all purposes, and each holder of 2017 Notes shall be bound hereby. This Amendment shall only be deemed to be in full force and effect from and after the execution of this Amendment by the parties that constitute the Required Holders under the 2017 Notes. From and after such effectiveness, any reference to the 2017 Notes shall be deemed to be a reference to the 2017 Notes, as amended hereby. Except as specifically amended as set forth herein, each term and condition of the 2017 Notes shall continue in full force and effect.

2.       Entire Agreement. This Amendment, together with the 2017 Notes, as amended and/or amended and restated to date, contains the entire agreement of the parties with respect to the matters contemplated hereby and thereby, and supersedes any prior or contemporaneous written or oral agreements between them concerning the subject matter of this Amendment.

3.       Governing Law. This Amendment shall be governed by the internal law of the State of New York.

4.       Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment may be executed by fax or electronic mail, in PDF format, and no party hereto may contest this Amendment’s validity solely because a signature was faxed or otherwise sent electronically.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature pages to this Amendment to be duly executed as of the date first written above.

COMPANY:

ENER-CORE, INC.

By:
Name:
Title:

Signature Page to First Amendment to Senior Secured Notes—December 2017

IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature pages to this Amendment to be duly executed as of the date first written above.

HOLDERS:

By:
Name:
Title:

By:
Name:
Title:

Signature Page to First Amendment to Senior Secured Notes—December 2017